Exhibit 10.1

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AND

AMENDMENT NO.1 TO THE SECURITY AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of October 21, 2014 with reference to (i) the Third Amended and Restated Credit Agreement dated as of December 18, 2012, among The McClatchy Company, as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, and the other Lenders party thereto (the “Credit Agreement”) and (ii) the Security Agreement dated as of September 26, 2008, by The McClatchy Company, as the Borrower, the other entities listed on the signature pages thereto or that became a party thereto pursuant to Section 7.6 thereof, in favor of Bank of America, N.A., as Administrative Agent and L/C Issuer, and each other Secured Party (as defined therein) (as amended, the “Security Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein are used with the meanings set forth for those terms in the Credit Agreement or the Security Agreement, as applicable.

1. Amendments to the Credit Agreement. The Borrower and the Administrative Agent (acting with the consent of the Lenders) hereby agree to amend the Credit Agreement as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by

(i) inserting the following definition in the appropriate alphabetical order:

““Amendment Effective Date” means the date upon which Amendment No.1 to this Agreement, dated October 21, 2014, becomes effective in accordance with its terms.”

(ii) inserting the following definition in the appropriate alphabetical order:

““Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Sec. 1 et seq.), as amended from time to time, and any successor statute.”

(iii) amending the definition of the term “Consolidated EBITDA (Financial Covenant)” in the following manner:

(A)	inserting the following clause (a)(vii) and re-numbering the remaining subclauses accordingly:

“(vii) all cash restructuring charges for such period, up to $100,000,000 for the period from and including the third fiscal quarter 2013, to the extent reducing the Consolidated Net Income (Financial Covenant) for such period,”

(B)	replacing clause (a)(xi) (as re-numbered) in its entirety with the following:

“all dividend income received by the Borrower from ongoing operations of the business, regardless of whether such dividend income was included in the GAAP calculation of the Consolidated Net Income (Financial Covenant)”

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(C)	replacing clause (b)(i) in its entirety with the following:

“all dividend income received by the Borrower as a result of asset sales or other one-time events and not from ongoing business operations, all non-recurring or non-cash gains or other non-recurring or non-cash items (as determined in the reasonable discretion of the Administrative Agent in consultation with the Borrower),”

(iv) deleting the definition of the term “Consolidated Interest Coverage Ratio”

(v) replacing the definition of the term “Consolidated Total Leverage Ratio” in its entirety with the following:

““Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date, reduced by the amount of unrestricted cash and Cash Equivalents held by the Borrower in excess of $20,000,000 as of such date, to (b) Consolidated EBITDA (Financial Covenant) for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).”

(vi) inserting the following definition in the appropriate alphabetical order:

““Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.”

(vii) replacing the definition of “Eurodollar Rate” in its entirety with the following:

““Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

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provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. If the Eurodollar Rate, as determined in accordance with subsection (a) or (b) above, as applicable, shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”

(viii) inserting the following definition in the appropriate alphabetical order:

““Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 6.13 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.”

(ix) replacing the definition of the term “Guarantors” in its entirety with the following:

““Guarantors” means, collectively, (a) the Subsidiaries of the Borrower that have or shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower.”

(x) replacing the definition of the term “Maturity Date” in its entirety with the following:

““Maturity Date” means December 18, 2019.”

(xi) Inserting the following definition in the appropriate alphabetical order:

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““OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.”

(xii) deleting the following words where they appear at the end of the definition of “Priority Payment Lien Obligations”:

“and provided further that all parties hereto agree that only Obligations under this Agreement and Hedging Obligations and Cash Management Obligations described in clause (ii) above shall qualify as “Priority Payment Lien Obligations”“

(xiii) inserting the following definition in the appropriate alphabetical order:

““Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.”

(xiv) inserting the following definition in the appropriate alphabetical order:

““Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 6.13).”

(xv) inserting the following definition in the appropriate alphabetical order:

““Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.”

(xvi) replacing the definition of the term “Swing Line Sublimit” in its entirety with the following:

““Swing Line Sublimit” subject to Section 2.16(g), means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.”

(b) Article V of the Credit Agreement is hereby amended by inserting the following Section 5.18:

“5.18 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee, thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

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(c) Article VI of the Credit Agreement is hereby amended by inserting the following Section 6.13:

“6.13 Keepwell. The Borrower, so long as the Guaranty by any Specified Loan Party remains effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 6.13 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section 6.13 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guaranty of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.”

(d) Section 7.03 of the Credit Agreement is hereby amended by

(i) replacing the phrase “Restatement Effective Date” as it appears in the proviso to Section 7.03(a) with the phrase “Amendment Effective Date”.

(ii) replacing Section 7.03(b)(iii) in its entirety with the following:

“(iii) (A) to repay or prepay outstanding Loans hereunder, provided that the Borrower shall also effect a permanent reduction in the Commitments in an amount equal to the aggregate principal amount so repaid or prepaid with such Net Available Cash, or (B) to repay, prepay, purchase, repurchase, redeem or otherwise acquire any of the New Senior Secured Notes or the Borrower’s 5.750% Notes due September 1, 2017, or (so long as, on a pro forma basis, the Priority Leverage Ratio would be no greater than 2.75 to 1.00) any other of the Existing Unsecured Notes.”

(iii) replacing Section 7.03(c) in its entirety with the following:

“All Net Available Cash that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclause (i), (ii) or (iii) of Section 7.03(b) within 365 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365 day period) will be applied by the Borrower in accordance with Section 3.7(c) of the New Senior Secured Notes Indenture (it being understood that any Unutilized Excess Proceeds (as defined in the New Senior Secured Notes Indenture) may be used for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to the Borrower’s other contractual requirements, subject to the terms of this Agreement).”

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(e) Section 7.08 of the Credit Agreement is hereby amended by replacing subsection (a) in its entirety with the following:

“(a) [Reserved.]”

(f) Section 7.10 of the Credit Agreement is hereby amended by replacing subsection (b)(xvii) in its entirety with the following:

“(xvii) the purchase, repurchase, redemption, defeasance, acquisition or retirement of the Borrower’s 5.750% Notes due September 1, 2017, or (so long as, on a pro forma basis, the Priority Leverage Ratio would be no greater than 2.75 to 1.00) any other of the Existing Unsecured Notes;”

(g) Section 7.13 of the Credit Agreement is hereby amended by replacing subsection (a) in its entirety with the following:

“(a) [Reserved.]”

(h) Section 7.13 of the Credit Agreement is hereby amended by replacing subsection (b) in its entirety with the following:

“(b) fail to effect an Early Retirement in full by no later than June 1, 2017, of its 5.750% Notes due September 1, 2017; provided that such Early Retirement shall not be required if any of the following conditions are met at June 1, 2017: (i) the aggregate outstanding principal amount of the 5.750% Notes due September 1, 2017 is less than $65.0 million, (ii) the sum of (A) the unused Commitments and (B) the Borrower’s consolidated unrestricted cash and Cash Equivalents is greater than or equal to the outstanding principal amount of, plus accrued and unpaid interest on, the Borrower’s 5.750% Notes due September 1, 2017, or (iii) the Priority Leverage Ratio is less than 2.25 to 1.00.”

(i) Clause “Fourth” of Section 8.03 of the Credit Agreement is hereby amended by inserting the following proviso at the end of such clause:

“; provided that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section”

(j) Section 10.01(e) of the Credit Agreement is hereby amended by deleting the words “Section 2.10” and replacing them with the words “Section 2.13”.

(k) Section 10.06(d) of the Credit Agreement is hereby amended by deleting the following proviso in the second sentence of such Section:

“; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant”

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(l) Schedule 2.01 of the Credit Agreement is hereby amended by replacing it in its entirety with the form of Schedule 2.01 attached hereto as Exhibit B to this Amendment.

(m) Schedule 1 to Exhibit D of the Credit Agreement is hereby amended by deleting Item “I” in its entirety and re-numbering item “II” as item “I”.

(n) Schedule 2 to Exhibit D of the Credit Agreement is hereby amended by replacing the row “+ dividend income” with the row “+ dividend income from ongoing business operations” and replacing the row “- non-recurring or non-cash gains or other items” with the row “- non-recurring or non-cash gains or other items, including one-time dividend income from assets sales or other events and not from business operations”.

2. Amendment to the Security Agreement. The Borrower and the Administrative Agent (acting with the consent of the Lenders) hereby agree to amend the Security Agreement as follows:

(a) Section 2.2 of the Security Agreement is hereby amended by inserting the following proviso at the end of such Section:

“; provided that the Secured Obligations shall not include any Excluded Swap Obligations”.

3. Conditions Precedent. The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall have been satisfied, the “Amendment Effective Date”):

(a) the receipt by the Administrative Agent of:

(i) counterparts of this Amendment executed by the Borrower;

(ii) reaffirmations from each Guarantor of their obligations under the Guaranty and the Security Agreement, in a form satisfactory to the Administrative Agent and the Lenders;

(iii) a favorable opinion of counsel to the Borrower (as to, inter alia, the authority to enter into, legality, validity, binding effect and enforceability of this Amendment and of the Loan Documents, as amended) addressed to the Administrative Agent and each Lender and such corporate resolutions, certificates and other documents as the Administrative Agent and the Lender may reasonably require;

(iv) written consents hereto executed by the Lenders in substantially the form of Exhibit A attached hereto;

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(v) all fees and expenses payable to it and its special counsel in connection with this Amendment; and

(vi) on account of each Lender, an upfront fee equal to 50 basis points times the Commitment of such Lender as of the Closing Date.

(b) there shall not have occurred since June 30, 2014, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have, a Material Adverse Effect; and

(c) there shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that, as of the date of this Amendment, (i) no Default has occurred and remains continuing, and (ii) the representations and warranties contained in Article V of the Credit Agreement, as amended hereby, and each other Loan Document are true and correct as if made on the date hereof, except for representations and warranties which expressly speak as of a particular date, in which case they shall be true and correct as of such earlier date except that (A) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (B) the representations and warranties contained in subsection (c) of Section 5.05 of the Credit Agreement shall refer to the most recent statements furnished pursuant to subsection (b) of Section 6.01 of the Credit Agreement.

5. FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Obligations of the Borrower set forth in the Credit Agreement, as modified by this Amendment, as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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6. Reporting. The Borrower agrees, and the Administrative Agent on behalf of the Lenders acknowledges, that notwithstanding the actual Amendment Effective Date, the Borrower’s financial reporting beginning with the end of its third fiscal quarter of 2014 will reflect the terms of the Credit Agreement as amended hereby.

7. Confirmation. In all other respects, the terms of the Credit Agreement and the other Loan Documents are hereby confirmed. This Amendment shall be deemed to be a Loan Document.

8. Counterparts. This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

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IN WITNESS WHEREOF, the Borrower and the Administrative Agent have executed this Amendment as of the date first written above by their duly authorized representatives.

THE McCLATCHY COMPANY

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President, Finance, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik M. Truette
Name:	Erik M. Truette
Title:	Assistant Vice President

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